                                                                  EXECUTION COPY

                                                                     EXHIBIT 4.1

                     THIRD AMENDMENT TO THE CREDIT AGREEMENT

          THIRD AMENDMENT, dated as of March 13, 2002 (this "Third Amendment"), to the Credit Agreement, dated as of September 30, 1999 (as amended, supplemented, or otherwise modified from time to time, the "Credit Agreement"), among TENNECO AUTOMOTIVE INC., a Delaware corporation (the "Borrower"), the several lenders from time to time parties thereto (the "Lenders"), JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and the other financial institutions named therein as agents for the Lenders (in such capacity, collectively, the "Other Agents").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Borrower, the Lenders and the Administrative Agent and the Other Agents are parties to the Credit Agreement;

          WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth herein;

          WHEREAS, the Lenders, the Administrative Agent and the Other Agents are willing to agree to such amendment to the Credit Agreement, subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders, the Administrative Agent and the Other Agents hereby agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

          2. Amendments to Credit Agreement. (a) Section 1.1 of the Credit Agreement is amended as follows:

          (i) by deleting the definition of "Applicable Margin" in its entirety and substituting, in lieu thereof, the following:

               "Applicable Margin": with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans, the rate per annum determined pursuant to the Pricing Grid; and with respect to the Tranche B Term Loans and Tranche C Term Loans, the rate per annum set forth under the relevant column heading below:

                                             ABR Loans      Eurodollar Loans
                                             ---------      ----------------

               Tranche B Term Loans             3.00%             4.00%
               Tranche C Term Loans             3.25              4.25


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                                                                               2


          (ii) by adding the following three sentences at the end of the definition of "Consolidated EBITDA":

          In addition, Consolidated EBITDA for each fiscal quarter of the Borrower, commencing with the first quarter of the Borrower's 2002 fiscal year and ending with the last quarter of the Borrower's 2004 fiscal year, shall be increased by the amount of cash restructuring charges and related expenses associated with restructurings undertaken by the Borrower and/or its Subsidiaries in the United States and/or internationally included in the calculation of Consolidated Net Income for such fiscal quarter, provided that the aggregate amount of such cash restructuring charges in such twelve fiscal quarter period shall not exceed $60,000,000. For purposes of the foregoing sentence, "cash" restructuring charges and related expenses shall be deemed to include any accrual of or reserve for cash restructuring charges and related expenses for any future period. In addition, for purposes of Section
          7.1 of this Agreement, Consolidated EBITDA for each fiscal quarter of the Borrower's 2002 fiscal year shall be increased (but not by more than $11,000,000 in the aggregate for all of the Borrower's 2002 fiscal year) by the amount of aftermarket acquisition costs of the Borrower and its Subsidiaries to the extent such costs otherwise reduce Consolidated EBITDA for such fiscal quarter. In addition, in the event that any Permitted Sale/Leaseback results in the Borrower or a Subsidiary entering into an operating lease, then Consolidated EBITDA for any period shall be deemed to be increased by the amount of lease payments under such operating lease made during such period.

          (iii) by adding at the end of the definition of "Consolidated Interest Expense" the following:

          Notwithstanding the foregoing, in the event that Borrower or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

          (iv) by adding at the end of the definition of "Consolidated Leverage Ratio" the following:

          Notwithstanding the foregoing, in the event that the Borrower or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

          (v) by adding at the end of clause (e) of the definition of "Indebtedness" the following:


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                                                                               3

          provided that Capital Lease Obligations of such Person arising from Permitted Sale/Leasebacks shall be Indebtedness for purposes of
          Section 7.1 and related defined terms used therein,

     and (vi) adding the following defined terms in proper alphabetical order:

               "Permitted Sale/Leasebacks": as defined in Section 7.11.

               "Third Amendment Effective Date": the Effective Date, as defined in the Third Amendment dated as of March 13, 2002 to this Agreement.

     (b) Section 2.11 (b)(i) of the Credit Agreement is amended by adding at the end thereof the following:

          Notwithstanding the foregoing, the Net Cash Proceeds from sale/leaseback transactions permitted by Section 7.11 shall be applied to repayment of the Term Loans within five Business Days of the receipt by the Borrower or a Subsidiary of such Net Cash Proceeds.

     (c) Section 2.17(b) of the Credit Agreement is amended by adding the following at the end of the second sentence thereof:

          and provided, further, that prepayments of the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans from the Net Cash Proceeds of sale/leaseback transactions permitted by Section 7.11 shall be applied to reduce the then remaining installments set forth in Section 2.3 in the direct order of maturity of such installments.

     (d) Section 7.1 of the Credit Agreement is amended by deleting paragraphs
(a), (b) and (c) in their entirety and substituting, in lieu thereof, the following:

               (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to exceed the ratio set forth below opposite such period:

                                                          Consolidated
                     Period                              Leverage Ratio
                     ------                              --------------

               Fourth Quarter 2001                            5.50
               First Quarter 2002                             5.75
               Second Quarter 2002                            5.75
               Third Quarter 2002                             5.75
               Fourth Quarter 2002                            5.75
               First Quarter 2003                             5.75
               Second Quarter 2003                            5.50
               Third Quarter 2003                             5.25

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                                                                               4

               Fourth Quarter 2003                            5.00
               First Quarter 2004                             4.75
               Second Quarter 2004                            4.50
               Third Quarter 2004                             4.25
               Fourth Quarter 2004                            4.00
               Fiscal Year 2005                               3.50
               Fiscal Year 2006                               3.50
               Fiscal Year 2007                               3.50
               Fiscal Year 2008                               3.50

               (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                     Consolidated Interest
                      Period                            Coverage Ratio
                      ------                         ---------------------

               Fourth Quarter 2001                           1.55
               First Quarter 2002                            1.60
               Third Quarter 2002                            1.65
               Third Quarter 2002                            1.65
               Fourth Quarter 2002                           1.65
               First Quarter 2003                            1.65
               Second Quarter 2003                           1.75
               Third Quarter 2003                            1.80
               Fourth Quarter 2003                           1.95
               First Quarter 2004                            2.10
               Second Quarter 2004                           2.20
               Third Quarter 2004                            2.25
               Fourth Quarter 2004                           2.35
               Fiscal Year 2005                              3.00
               Fiscal Year 2006                              3.00
               Fiscal Year 2007                              3.00
               Fiscal Year 2008                              3.00

               (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                     Consolidated Fixed
                     Period                         Charge Coverage Ratio
                     ------                         ---------------------

               Fourth Quarter 2001                           0.80
               First Quarter 2002                            0.75


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                                                                               5

               Second Quarter 2002                           0.70
               Third Quarter 2002                            0.70
               Fourth Quarter 2002                           0.75
               First Quarter 2003                            0.80
               Second Quarter 2003                           0.90
               Third Quarter 2003                            0.95
               Fourth Quarter 2003                           1.00
               First Quarter 2004                            1.15
               Second Quarter 2004                           1.25
               Third Quarter 2004                            1.35
               Fourth Quarter 2004                           1.45
               Fiscal Year 2005                              1.75
               Fiscal Year 2006                              1.75
               Fiscal Year 2007                              1.75
               Fiscal Year 2008                              1.75

          (e) Section 7.2 of the Credit Agreement is amended by (i) deleting the word "and" from the end of clause (i), (ii) deleting the period at the end of clause (j) and substituting therefor the phrase "; and" and (iii) adding the following new clause (k) at the end thereof.

               (k) Capital Lease Obligations arising from Permitted Sale/Leasebacks.

          (f) Section 7.5 of the Credit Agreement is amended by (i) deleting the word "and" from the end of clause (h), (ii) deleting the period at the end of clause (i) and substituting therefor a semi-colon and (iii) adding the following new clauses (j) and (k) at the end thereof:

                    (j) Tenneco International Holding Corp. may transfer
               ownership of the Capital Stock of Monroe Australia Limited to Tenneco Canada Inc. in exchange for a promissory note of Tenneco Canada Inc. having a principal amount equal to the fair market value of Monroe Australia Limited (and such promissory note shall be pledged to the Administrative Agent as Collateral pursuant to the Loan Documents); and

                    (k) the Borrower and its Subsidiaries may sell property
               pursuant to Permitted Sale/Leasebacks.

The Lenders hereby release the Lien on and security interest in the Capital Stock of Monroe Australia Limited created by the Loan Documents, and authorize the Administrative Agent to take any action reasonably requested by the Borrower to effect such release.

          (g) Section 7.9 of the Credit Agreement is amended by adding at the end thereof the following:

          Notwithstanding the foregoing, the Borrower may purchase and cancel or redeem its Senior Subordinated Notes in connection with an exchange of such Notes for shares of common stock issued by the Borrower after the Third Amendment Effective Date.


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                                                                               6


          (h) Section 7.7 of the Credit Agreement is amended by deleting such Section and substituting therefor the following:

               7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business, together with any Investments in Joint Ventures in excess of $25,000,000 under subsection 7.8(h), not exceeding the following amounts in each fiscal year

                    Fiscal Year                                  Amount
                    -----------                                  ------

                        2001                                  $150,000,000
                        2002                                   150,000,000
                        2003                                   150,000,000
                        2004                                   150,000,000
                        2005                                   275,000,000
                        2006                                   275,000,000
                        2007                                   275,000,000
                        2008                                   275,000,000

          ;provided, that (a) up to 50% of any such amount not so expended in the period for which it is permitted may be carried over for expenditure in the next succeeding fiscal year only and (b) Capital Expenditures during any fiscal year (beginning with fiscal year 2002) shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

          (i) Section 7.11 of the Credit Agreement is amended by adding the following at the end thereof:

               except for such transactions entered into after the Third Amendment Effective Date as long as (i) the aggregate fair market value of the property sold in connection therewith does not exceed $200,000,000, the consideration for each such sale shall be cash and such transactions are consummated on an arm's length basis and (ii) the Net Cash Proceeds thereof are applied to prepay the Term Loans as set forth in Sections 2.11(b) and 2.17(b) (the "Permitted Sale/Leasebacks") (the Borrower agreeing that all Permitted Sale/Leasebacks shall be Asset Sales and the Lenders hereby authorizing the Administrative Agent to release any Lien on or security interests in any such property created by the Loan Documents upon consummation of such Permitted Sale/Leasebacks). Notwithstanding anything to the contrary contained herein, any Permitted Sale/Leasebacks shall be deemed to be expressly permitted pursuant to each other provision of this Section 7 (other than Sections 7.1 and 7.10) that would otherwise be construed to prohibit or restrict such Permitted Sale/Leasebacks. In the event that the Borrower or a Subsidiary enters into an operating lease in connection with a Permitted Sale/Leaseback, then the Borrower shall deliver to the Administrative Agent at the time it or a Subsidiary enters into such lease, a schedule setting forth the


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                                                                               7

               principal and interest components of payments to be made under such lease as reasonably determined by the Borrower.

          (j) The Credit Agreement is amended by deleting the Pricing Grid attached thereto as Annex A and substituting therefor the Pricing Grid attached to this Third Amendment as Annex A.

               3. Reduction in Total Revolving Commitments. On the Effective Date (as defined below) the aggregate Revolving Commitments will automatically be reduced to $450,000,000 on the terms set forth in Sections 2.9(b) and 2.17(a) of the Credit Agreement.

               4. Representations and Warranties. The Borrower hereby confirms, reaffirms and restates the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this Third Amendment. The Borrower represents and warrants that, after giving effect to this Third Amendment, no Default or Event of Default has occurred and is continuing.

               5. Effectiveness. This Third Amendment shall become effective as of the date of receipt by the Administrative Agent of (a) counterparts of this Third Amendment executed by the Borrower, the Required Lenders and the Majority Facility Lenders under each of the Tranche A Term Facility, the Tranche B Term Facility and the Tranche C Term Facility and (b) payment for all fees required to be paid and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) (the "Effective Date").

               6. Continuing Effect of the Credit Agreement. This Third Amendment shall not constitute an amendment of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders, the Administrative Agent or the Other Agents. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

               7. Counterparts. This Third Amendment may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

               8. GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                                                         Annex A


               PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS,
                    TRANCHE A TERM LOANS AND COMMITMENT FEES

                                                      Applicable        Applicable
          Consolidated Leverage Ratio                   Margin          Margin for      Commitment
                                                    for Eurodollar      ABR Loans        Fee Rate
                                                         Loans
Greater than or equal to 4.5 to 1.0                      3.50%            2.50%           .500%

Less than 4.5 to 1.0 and greater than
         or equal to 4.0 to 1.0                          3.25%            2.25%           .500%

Less than 4.0 to 1.0 and greater than
         or equal to 3.5 to 1.0                          3.00%            2.00%           .500%

Less than 3.5 to 1.0 and greater than
         or equal to 3.0 to 1.0                          2.75%            1.75%           .375%

Less than 3.0 to 1.0 and greater than
          or equal to 2.5 to 1.0                         2.50%            1.50%           .375%

          Less than 2.5 to 1.0                           2.25%            1.25%           .375%


Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Loans or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.5 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.5 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Consolidated Total Debt, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                       TENNECO AUTOMOTIVE INC.



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:



                                       JPMORGAN CHASE BANK, as
                                       Administrative Agent and as a Lender



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:



                                       CITICORP USA, INC., as Syndication Agent and as a Lender



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                      THIRD AMENDMENT dated as of March 13, 2002 to the Tenneco Automotive Inc. Credit Agreement dated as of September 30, 1999


                                      --------------------------------------
                                                    [LENDER]



                                      By:
                                           ---------------------------------
                                           Name:
                                           Title:

Each of the undersigned agrees to the foregoing
Third Amendment and confirms that its
obligations under the Loan Documents to
which it is a party remain in full force and effect after giving effect to such Third
Amendment:

TENNECO AUTOMOTIVE OPERATING COMPANY INC.
TENNECO INTERNATIONAL HOLDING CORP.
TENNECO GLOBAL HOLDINGS INC.
THE PULLMAN COMPANY
TMC TEXAS INC.
CLEVITE INDUSTRIES INC.



By:
   ------------------------------
   Name:
   Title: